Exhibit 99.1 State Street Corporation One Lincoln Street Boston, MA 02111 NYSE: STT www.statestreet.com

Boston, MA… April 23, 2019 News Release

STATE STREET REPORTS FIRST-QUARTER 2019 NET INCOME OF $508 MILLION, OR $1.18 PER SHARE; $1.24 PER SHARE EXCLUDING NOTABLE ITEMS(a)
NET INTEREST INCOME OF $673 MILLION UP 5% COMPARED TO 1Q18

CONTINUED STRONG PERFORMANCE FROM CHARLES RIVER DEVELOPMENT

NEW EXPENSE PROGRAM REALIZED $78 MILLION IN SAVINGS YEAR-TO-DATE; TOTAL EXPENSES WELL CONTROLLED

RETURNED APPROXIMATELY $480 MILLION OF CAPITAL TO SHAREHOLDERS
IN SHARE REPURCHASES AND DIVIDENDS

Ronald O’Hanley, President and Chief Executive Officer:
“Our performance this quarter reflects the continued challenging conditions in the industry as well as lower client activity. We have seen these conditions before and know that focusing on what we can control, including better productivity, process re-engineering and greater resource discipline, while also strengthening client relationships, will deliver shareholder value and drive growth. The expense program we initiated in the fourth quarter of 2018 is already delivering benefits."
"Given the secular trends impacting our industry, we continue to prioritize strong service quality and innovation and are working to reignite servicing fee revenue growth through initiatives targeted at specific client segments and markets.”
“Reflecting our priorities, we also resumed share repurchases during the quarter, returning approximately $480 million of capital to shareholders in share repurchases and dividends, and believe we are well-positioned for the 2019 CCAR process.”

FINANCIAL HIGHLIGHTS

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	1Q19	4Q18	1Q18	% QoQ		% YoY
Total fee revenue	$2,260	$2,326	$2,415	(2.8)%		(6.4)%
Net interest income	673	697	643	(3.4)		4.7
Total revenue	2,932	3,023	3,056	(3.0)		(4.1)
Provision for loan losses	4	8	—	nm		nm
Total expenses	2,293	2,486	2,268	(7.8)		1.1
Net income	508	437	659	16.2		(22.9)
Net income available to common shareholders	452	396	603	14.1		(25.0)

Earnings per common share:
Diluted earnings per share	$1.18	$1.03	$1.62	14.6%		(27.2)%

Financial ratios and other metrics:
Return on average common equity	8.7%	7.5%	12.8%	120	bps	(410)	bps
Pre-tax margin	21.7	17.5	25.8	420		(410)
Effective tax rate	20.1	17.4	16.4	270		370
Average total assets	$219,560	$221,350	$226,870	(0.8)%		(3.2)%
Average total deposits	155,343	158,345	165,010	(1.9)		(5.9)

(a) See page 2 of this News Release for a listing of notable items. Results excluding notable items are a non-GAAP presentation. Please refer to the Addendum included with this News Release for an explanation and reconciliation of non-GAAP measures.

Investor Contact: Ilene Fiszel Bieler +1 617/664-3477          Media Contact: Marc Hazelton +1 617/513-9439

1Q19 HIGHLIGHTS
(all comparisons are to 1Q18, unless otherwise noted)

AUC/A and AUM

•	Investment Servicing AUC/A as of quarter-end decreased 2% primarily due to the impact of negative FX translation and a previously announced client transition

•	Investment Management AUM as of quarter-end increased 3% driven by higher equity markets, growth from institutional and ETF inflows, partially offset by year-end cash outflows

New Business

•	Investment Servicing mandates announced in 1Q19 totaled approximately $120 billion with quarter-end servicing assets remaining to be installed in future periods of approximately $310 billion

•	Investment Management inflows in 1Q19 of over $70 billion driven by institutional and cash inflows

•	Charles River Development (CRD): mandates in 1Q19 included annual contract value bookings of approximately $6 million

Revenues

•	Total revenue decreased 4%

•	Fee revenue decreased 6% reflecting lower servicing, management and markets revenues, partially offset by CRD

◦	Continued strength in CRD with $99 million in revenues and $58 million in pre-tax income

•	Net interest income (NII) up 5% due to higher U.S. interest rates and disciplined deposit pricing, partially offset by lower deposits

Expenses

•
Total expenses increased approximately 1% primarily driven by the impact of the CRD acquisition, and technology infrastructure spend, partially offset by savings from new process re-engineering and resource discipline savings program

◦	Excluding notable items, seasonal and CRD-related expenses, total expenses were down 2%

•	New expense savings program achieved $78 million total savings through resource discipline, process re-engineering and automation benefits

•	Total headcount decreased approximately 0.5% compared to 4Q18 driven by a reduction in high cost locations headcount

Capital

•	Returned approximately $480 million to common shareholders in 1Q19, consisting of $300 million common share repurchases and approximately $180 million in common dividends

•	Standardized Common Equity Tier 1 (CET1) of 11.5%, Tier 1 Leverage ratio of 7.4% and Supplementary Leverage Ratio (SLR) of 6.6% at quarter-end

•	Well-positioned for 2019 CCAR cycle with strong capital levels and a rebalanced investment portfolio

NOTABLE ITEMS

(Dollars in millions, except EPS amounts)	1Q19	4Q18	1Q18
Acquisition and restructuring costs (net)	$9	$24	$—
Legal and related	14	50	—
Repositioning costs	—	223	—
Business exit	—	24	—
Total notable items (pre-tax)	$23	$321	$—

EPS impact	$(0.06)	$(0.64)	$—

MARKET DATA, AUC/A AND AUM
The tables below provide a summary of selected financial information, key ratios, AUC/A, AUM, market indices and foreign exchange rates for the periods indicated as well as industry flow data for the indicated time periods.

(Dollars in billions, except market indices and foreign exchange rates)	1Q19	4Q18	1Q18	% QoQ	% YoY

Assets under custody and administration (AUC/A)(1) (2)	$32,643	$31,620	$33,284	3.2%	(1.9)%
Assets under management (AUM)(2)	2,805	2,511	2,729	11.7	2.8

Market Indices(3) :
S&P 500 daily average	2,721	2,699	2,733	0.8	(0.4)
S&P 500 EOP	2,834	2,507	2,641	13.0	7.3
MSCI EAFE daily average	1,833	1,809	2,072	1.3	(11.5)
MSCI EAFE EOP	1,875	1,720	2,006	9.0	(6.5)
MSCI Emerging Markets daily average	1,033	978	1,204	5.6	(14.2)
MSCI Emerging Markets EOP	1,058	966	1,171	9.5	(9.6)
Barclays Capital Global Aggregate Bond Index EOP	489	479	491	2.1	(0.4)
Foreign Exchange Volatility Indices:
JPM G7 Volatility Index daily average	7.4	7.9	7.8	(6.3)	(5.1)
JPM Emerging Market Volatility Index daily average	8.8	10.0	8.1	(12.0)	8.6

Average Foreign Exchange Rate:
Euro vs. USD	1.136	1.141	1.229	(0.4)	(7.6)
GBP vs. USD	1.302	1.286	1.391	1.2	(6.4)
(1) Includes assets under custody of $24,569 billion, $23,248 billion, and $25,046 billion, as of 1Q19, 4Q18, and 1Q18, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

INDUSTRY FLOW DATA

(Dollars in billions)	1Q19	4Q18	3Q18	2Q18	1Q18
North America - ICI Market Data:(1)
Long Term Funds	$47.3	$(308.8)	$(50.4)	$(28.3)	$38.0
Money Market	54.0	187.9	35.8	(51.7)	(52.2)
ETF	43.3	105.0	87.2	55.8	62.8
Total ICI Flows	$144.6	$(15.9)	$72.6	$(24.2)	$48.6

Europe - Broadridge Market Data:(2)
Long Term Funds	$(50.0)	$(171.4)	$(16.2)	$(24.9)	$160.5
Money Market	19.8	62.4	(21.9)	(17.8)	(10.3)
Total Broadridge Flows	$(30.2)	$(109.0)	$(38.1)	$(42.7)	$150.2

(1) 1Q19 data is on a rolling 3 month basis and includes January through March 2019 for North America (Investment Company Institute).
(2) 1Q19 data is on a rolling 3 month basis and includes December 2018, January and February 2019 for EMEA (Copyright 2018 Broadridge Financial Solutions, Inc.)

INVESTMENT SERVICING AUC/A

(Dollars in billions)	1Q19	4Q18	1Q18	% QoQ	% YoY
Assets Under Custody and/or Administration
By Product Classification:
Mutual funds	$8,586	$7,912	$7,503	8.5%	14.4%
Collective funds, including ETFs	9,436	8,999	9,908	4.9	(4.8)%
Pension products	6,513	6,489	6,802	0.4	(4.2)%
Insurance and other products	8,108	8,220	9,071	(1.4)	(10.6)%
Total Assets Under Custody and/or Administration	$32,643	$31,620	$33,284	3.2	(1.9)%
By Financial Instrument(1):
Equities	$18,924	$18,041	$19,198	4.9	(1.4)%
Fixed-income	9,831	9,758	10,186	0.7	(3.5)%
Short-term and other investments	3,888	3,821	3,900	1.8	(0.3)%
Total Assets Under Custody and/or Administration	$32,643	$31,620	$33,284	3.2	(1.9)%
(1) Certain previously reported amounts have been reclassified to conform to current period presentation.

INVESTMENT MANAGEMENT AUM
The following table presents 1Q19 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)	Total

Beginning balance as of December 31, 2018	$1,544	$422	$287	$132	$126	$2,511

Long-term institutional flows, net(2)	53	(9)	1	5	2	52
ETF flows, net	(6)	4	(1)	—	—	(3)
Cash fund flows, net	—	—	24	—	—	24
Total flows, net	$47	$(5)	$24	$5	$2	$73

Market appreciation/(depreciation)	191	13	3	10	6	223
Foreign exchange impact	(1)	(1)	—	—	—	(2)
Total market/foreign exchange impact	$190	$12	$3	$10	$6	$221

Ending balance as of March 31, 2019	$1,781	$429	$314	$147	$134	$2,805
(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares ETF and SPDR® Long Dollar Gold Trust ETF. State Street is not the investment manager for the SPDR® Gold Shares ETF and the SPDR® Long Dollar Gold Trust ETF, but acts as the marketing agent.
(2) Amounts represent long-term portfolios, excluding ETFs.

REVENUE

(Dollars in millions)	1Q19	4Q18	1Q18	% QoQ	% YoY
Servicing fees	$1,251	$1,286	$1,421	(2.7)%	(12.0)%
Management fees	420	440	472	(4.5)	(11.0)
Foreign exchange trading services	280	294	304	(4.8)	(7.9)
Securities finance revenue	118	120	141	(1.7)	(16.3)
Processing fees and other revenue	191	186	77	2.7	nm
Total fee revenue	$2,260	$2,326	$2,415	(2.8)	(6.4)

Net interest income	673	697	643	(3.4)	4.7
Gains (losses) related to investment securities, net	(1)	—	(2)	nm	nm
Total Revenue	$2,932	$3,023	$3,056	(3.0)	(4.1)

Net interest margin	1.54%	1.55%	1.40%	(1) bps	14 bps

Servicing fees decreased 12% compared to 1Q18 driven by challenging industry conditions including fee concessions and lower client activity and flows, weaker average equity market levels and a previously announced client transition, partially offset by new business. Servicing fees were down 3% compared to 4Q18 due to challenging industry conditions, partially offset by higher average equity market levels.

Management fees decreased 11% compared to 1Q18 reflecting product mix and weaker average equity market levels. Management fees were down 5% compared to 4Q18 driven by the impact of 4Q18 outflows and day count, partially offset by higher average equity market levels.

Foreign exchange trading services decreased 8% compared to 1Q18 due to lower client volumes and market volatility and 5% compared to 4Q18 due to lower market volatility.

Securities finance decreased 16% compared to 1Q18 reflecting balance sheet repositioning initiative in 3Q18 and 4Q18, and 2% compared to 4Q18 primarily due to the realized impact of 4Q18 client de-leveraging.

Processing fees and other increased compared to 1Q18 reflecting CRD revenue contribution, which we acquired in 4Q18, and a tax-advantaged lease sale. Processing fees and other were up 3% compared to 4Q18, largely driven by market-related adjustments on employee long-term incentive plans, partially offset by lower CRD revenue due to seasonality of renewals.

•	In 1Q19, CRD contributed $95 million of revenue

Net interest income increased 5% compared to 1Q18 primarily due to higher U.S. interest rates and disciplined deposit pricing, partially offset by lower average deposit balances. Net interest income declined 3% compared to 4Q18 due to lower deposits and day count, partially offset by the December 2018 Federal Reserve rate hike and an increase in the investment portfolio. Net interest margin (NIM) on a fully taxable-equivalent basis increased 14 basis points compared to 1Q18 due to higher U.S. interest rates, disciplined deposit pricing and lower interest-earning assets. Compared to 4Q18, NIM declined 1 basis point primarily due to lower non-interest bearing deposit levels.

EXPENSES

(Dollars in billions)	1Q19	4Q18	1Q18	% QoQ	% YoY
Compensation and employee benefits	$1,229	$1,303	$1,249	(5.7)%	(1.6)%
Information systems and communications	362	356	315	1.7	14.9
Transaction processing services	242	226	254	7.1	(4.7)
Occupancy	116	146	120	(20.5)	(3.3)
Acquisition and restructuring costs	9	24	—	(62.5)	nm
Amortization of other intangible assets	60	81	50	(25.9)	20.0
Other	275	350	280	(21.4)	(1.8)
Total Expenses	$2,293	$2,486	$2,268	(7.8)	1.1

Total expenses increased 1% compared to 1Q18, primarily driven by the impact of the CRD acquisition. Total expenses decreased 8% compared to 4Q18 driven by the lesser impact of notable items in 1Q19 compared to 4Q18, partially offset by seasonal expenses. Adjusted for notable items, seasonal expenses, and CRD, total expenses were down 2% compared to 1Q18(b).

Compensation and employee benefits decreased 2% compared to 1Q18 driven by savings from the new process re-engineering and resource discipline savings program as well as lower contract services costs, partially offset by annual merit increases. Compensation and employee benefits decreased 6% compared to 4Q18 due to the lesser impact of notable items in 1Q19 as well as lower headcount and fewer payroll days.

Information systems and communications increased 15% compared to 1Q18 largely reflecting technology infrastructure enhancements and investments to support business growth. Compared to 4Q18, information systems and communications increased 2% largely reflecting technology infrastructure enhancements.

Transaction processing services decreased 5% compared to 1Q18 due to lower sub-custodian costs and increased 7% versus 4Q18 due to the absence of prior quarter recoveries.

Occupancy decreased 3% compared to 1Q18 primarily driven by the advancement of the Company’s global footprint strategy. Occupancy expense decreased 21% compared to 4Q18 primarily due to the $25 million repositioning charge incurred in 4Q18.

Amortization of other intangible assets increased 20% compared to 1Q18 primarily due to the CRD acquisition. Amortization of other intangible assets decreased 26% compared to 4Q18 primarily due to the absence of accelerated amortization associated with a business exit in 4Q18.

Other expenses decreased 2% compared to 1Q18 primarily reflecting lower travel and insurance costs. Other expenses decreased 21% compared to 4Q18 primarily due to lower professional fees and travel costs.

The effective tax rate in 1Q19 was 20.1% compared to 16.4% in 1Q18 and 17.4% in 4Q18.  Compared to 1Q18 and 4Q18, the effective tax rate increased due to reductions in benefits attributable to excess stock-based compensation, tax-exempt income and foreign tax credits.

(b) See In this New Release for further details.

CAPITAL AND LIQUIDITY
The following table presents regulatory capital ratios for State Street Corporation.

March 31, 2019(1)(2)	1Q19	4Q18	1Q18
Basel III Standardized Estimated Fully Phased-In:
Common Equity Tier 1 ratio	11.5%	11.7%	10.8%
Tier 1 capital ratio	15.0	15.5	13.7
Total capital ratio	15.9	16.3	14.6

Tier 1 leverage ratio	7.4	7.2	6.9
Supplementary leverage ratio	6.6	6.3	6.0
(1) March 31, 2019 capital ratios are preliminary estimates.
(2) Estimated pro-forma fully phased-in ratios as of March 31, 2019 reflect capital and total risk-weighted assets calculated under the Basel III final rule.

Standardized CET1, Tier 1 and Total Capital ratios declined slightly compared to 4Q18 due to an increase in risk-weighted assets, partially offset by favorable mark-to-market adjustments.

Tier 1 Leverage ratio and SLR increased compared to 4Q18 due to favorable mark-to-market adjustments and a decline in adjusted average assets and SLR total assets, respectively.

Returned approximately $480 million to common shareholders in 1Q19 consisting of $300 million common share repurchases and approximately $180 million in dividends. Repurchased 4.2 million common shares at quarter-end and declared 1Q19 quarterly common dividend of $0.47 per share.

Preliminary estimated average liquidity coverage ratio (LCR) for State Street Corporation of approximately 110% at quarter-end.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Tuesday, April 23rd, 2019, at 8:30 a.m. EDT, available at http://investors.statestreet.com/. The conference call will also be available via telephone, at +1 (877) 423-4013 inside the U.S. or at +1 (706) 679-5594 outside of the U.S. The Conference ID# is 8389972.

Recorded replays of the conference call will be available on the website, and by telephone at +1 (855) 859-2056 inside the U.S. or at +1 (404) 537-3406 outside the U.S. beginning approximately two hours after the call's completion. The Conference ID# is 8389972.

The telephone replay will be available for approximately two weeks following the conference call. This News Release, presentation materials referred to on the conference call and additional financial information are available on State Street's website, at http://investors.statestreet.com/ under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage ratio, on a quarterly basis on its website at http:// investors.statestreet.com/, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For 1Q19, State Street expects to publish its updates during the period beginning today and ending on or about May 14, 2019.

State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $32,643 billion in assets under custody and administration and $2,805 billion* in assets under management as of March 31, 2019, State Street operates globally in more than 100 geographic markets and employs approximately 40,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management include the assets of the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF (approximately $33 billion as of March 31, 2019), for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) serves as marketing agent; SSGA FD and State Street Global Advisors are affiliated.

IN THIS NEWS RELEASE:

•
In this News Release expenses are sometimes presented excluding notable items and seasonal expenses (i.e., seasonal deferred incentive compensation expenses for retirement-eligible employees and payroll taxes). This is a non-GAAP presentation. A reconciliation of this non-GAAP presentation of expenses to GAAP-Basis expenses follows. GAAP-basis total expenses for 1Q18, 4Q18 and 1Q19 were $2,268M, $2,486M and $2,293M, respectively. Expenses for those periods excluding notable items and seasonal expenses are calculated as follows: (a) for 1Q18, $2,268M minus $0M of notable items and $148M of seasonal expenses, resulting in a non-GAAP expenses measure of $2,120M; (b) for 4Q18, $2,486M minus $313M of notable items (consisting of $223M of repositioning charges, $24M of acquisition and restructuring charges, $24M of expenses related to a business exit, and $42M of legal and related expenses) and seasonal expenses of $0M, resulting in a non-GAAP expense measure of $2,173M; and (c) for 1Q19, $2,293M minus $23M of notable items (consisting of $9M of acquisition and restructuring charges, $14M of legal and related expenses) and seasonal expenses of $137M, resulting in a non-GAAP expense measure of $2,133M. In comparisons to 1Q18, we sometimes further exclude from our 1Q19 non-GAAP expense measure CRD-related expenses (consisting of CRD operating expense and CRD-related intangible asset amortization), as we acquired CRD in October 2018. This 1Q19 presentation of expenses also is a non-GAAP measure. It is calculated as follows: $2,133M (representing the above-calculated first 1Q19 non-GAAP expense measure representing GAAP minus notables minus seasonal expenses) minus $56M of CRD-related expenses (consisting of $41M of operating expenses and $15M of intangible asset amortization), resulting in a second 1Q19 non-GAAP expense measure of $2,077M. See the Addendum to this News Release for an explanation of our non-GAAP measures.

•
Process re-engineering and automation savings, as presented in this News Release, can include high-cost location workforce reductions, reducing manual/bespoke activities, reducing redundant activities, streamlining operational centers and move to common platforms/retiring legacy applications, and; resource discipline benefits, as presented in this News Release, can include reducing senior management headcount, rigorous performance management, vendor management and optimization of real estate.

•
CRD revenue of $99M includes $95M in processing fees and other revenue and $4M in FX trading services. CRD revenue of $95M in processing fees and other revenue includes project-related fees associated with State Street Global Advisors of approximately $3M.

•
During the first quarter of 2019, we voluntarily changed our accounting method under the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 323, Investments - Equity Method and Joint Ventures, for investments in low income housing tax credit from the equity method of accounting to the proportional amortization method of accounting. This change in accounting method has been applied retrospectively to all prior periods. Reference the 8-K filed on March 5, 2019 for further details.

•	Standardized CET1, Tier 1 and Total capital ratios were binding for the period. See Addendum included with this News Release for additional information.

◦
Refer to the Addendum included with this News Release for reconciliations of estimated pro-forma fully phased-in ratios to our capital ratios calculated under the then applicable regulatory requirements. Effective January 1, 2018, the applicable final rules are in effect and the ratios presented are calculated based on fully phased-in CET1, Tier 1 and Total capital numbers.

•
New asset servicing mandates and servicing assets remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets remaining to be installed in the period in which the client provides its permission. Servicing mandates and servicing assets remaining to be installed in future periods are presented on a gross basis and therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant. New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUC/A and AUM as of March 31, 2019. Distribution fees from the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF are recorded in brokerage and other fee revenue and not in management fee revenue.

•	All earnings per share amounts represent fully diluted earnings per common share.

•	CRD annual contract value bookings represent signed annual recurring revenue contract value.

•	Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period.

•	Return on tangible equity is determined by dividing annualized net income available to common equity by total tangible common equity. Refer to Addendum included with this News Release for details.

•	Quarter-over-quarter (QoQ) is a sequential quarter comparison. Year-on-year (YoY) is the current period compared to the same period a year ago.

•	"nm" denotes not meaningful.

•	"EOP" denotes end of period.

•	Industry data is provided for illustrative purposes only and is not intended to reflect the Company's or its clients' activity.

◦
Investment Company Institute (ICI) data includes funds not registered under the Investment Company Act of 1940. Mutual fund data represents estimates of net new cash flow, which is new sales minus redemptions combined with net exchanges, while exchange-traded fund (ETF) data represents net issuance, which is gross issuance less gross redemptions. Data for mutual funds that invest primarily in other mutual funds and ETFs that invest primarily in other ETFs were excluded from the series. ICI classifies mutual funds and ETFs based on language in the fund prospectus.

◦
Broadridge flows data © Copyright 2018, Broadridge Financial Solutions, Inc. Funds of funds have been excluded from Broadridge data (to avoid double counting). Therefore, a market total is the sum of all the investment categories excluding the three funds of funds categories (in-house, ex-house and hedge). ETFs are included in Broadridge’s database on mutual funds, but this excludes exchange-traded commodity products that are not mutual funds.

◦
The long term fund flows reported by ICI are composed of North America Market flows mainly in Equities, Hybrids and Fixed Income Asset Classes. The long term fund flows reported by Broadridge are composed of EMEA Market flows mainly in Equities, Fixed Income, and Multi Asset Classes.

FORWARD LOOKING STATEMENTS
This News Release (and the conference call referenced herein) contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our business, financial and capital condition, results of operations, strategies, the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “guidance,” “expect,” “priority,” “objective,” “intend,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any time subsequent t the time this News Release is first issued.
Important factors that may affect future results and outcomes include, but are not limited to:

•
the financial strength of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposures or to which our clients have such exposures as a result of our acting as agent, including as an asset manager or securities lending agent;

•
increases in the volatility of, or declines in the level of, our NII, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and changes in the manner in which we fund those assets;

•
the volatility of servicing fee, management fee, trading fee and securities finance revenues due to, among other factors, the value of equity and fixed-income markets, market interest and foreign exchange rates, the volume of client transaction activity, competitive pressures in the investment servicing and asset management industries, and the timing of revenue recognition with respect to processing fees and other revenues;

•
the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits; the liquidity of the assets on our balance sheet and changes or volatility in the sources of such funding, particularly the deposits of our clients; and demands upon our liquidity, including the liquidity demands and requirements of our clients;

•
the level and volatility of interest rates, the valuation of the U.S. dollar relative to other currencies in which we record revenue or accrue expenses and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally; and the impact of monetary and fiscal policy in the U.S. and internationally on prevailing rates of interest and currency exchange rates in the markets in which we provide services to our clients;

•
the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of such securities and the recognition of an impairment loss in our consolidated statement of income;

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our ability to attract deposits and other low-cost, short-term funding; our ability to manage the level and pricing of such deposits and the relative portion of our deposits that are determined to be operational under regulatory guidelines; and our ability to deploy deposits in a profitable manner consistent with our liquidity needs, regulatory requirements and risk profile;

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the manner and timing with which the Federal Reserve and other U.S. and non-U.S. regulators implement or reevaluate the regulatory framework applicable to our operations (as well as changes to that framework), including implementation or modification of the Dodd-Frank Act and related stress testing and resolution planning requirements, implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee and European legislation (such as UCITS V, the Money Market Fund Regulation and MiFID II / MiFIR); among other consequences, these regulatory changes impact the levels of regulatory capital, long-term debt and liquidity we must maintain, acceptable levels of credit exposure to third parties, margin requirements applicable to derivatives, restrictions on banking and financial activities and the manner in which we structure and implement our global operations and servicing relationships. In addition, our regulatory posture and related expenses have been and will continue to be affected by heightened standards and changes in regulatory expectations for global systemically important financial institutions applicable to, among other things, risk management, liquidity and capital planning, resolution planning and compliance programs, as well as changes in governmental enforcement approaches to perceived failures to comply with regulatory or legal obligations;

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adverse changes in the regulatory ratios that we are, or will be, required to meet, whether arising under the Dodd-Frank Act or implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital or liquidity ratios that cause changes in those ratios as they are measured from period to period;

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requirements to obtain the prior approval or non-objection of the Federal Reserve or other U.S. and non-U.S. regulators for the use, allocation or distribution of our capital or other specific capital actions or corporate activities, including, without limitation, acquisitions, investments in subsidiaries, dividends and stock repurchases, without which our growth plans, distributions to shareholders, share repurchase programs or other capital or corporate initiatives may be restricted;

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changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including, without limitation, additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

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economic or financial market disruptions in the U.S. or internationally, including those which may result from recessions or political instability; for example, the U.K.'s exit from the European Union or actual or potential changes in trade policy, such as tariffs or bilateral and multilateral trade agreements;

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our ability to create cost efficiencies through changes in our operational processes and to further digitize our processes and interfaces with our clients, any failure of which, in whole or in part, may among other things, reduce our competitive position, diminish the cost-effectiveness of our systems and processes or provide an insufficient return on our associated investment;

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our ability to promote a strong culture of risk management, operating controls, compliance oversight, ethical behavior and governance that meets our expectations and those of our clients and our regulators, and the financial, regulatory, reputational and other consequences of our failure to meet such expectations;

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the impact on our compliance and controls enhancement programs associated with the appointment of a monitor under the deferred prosecution agreement with the DOJ and compliance consultant appointed under a settlement with the SEC, including the potential for such monitor and compliance consultant to require changes to our programs or to identify other issues that require substantial expenditures, changes in our operations, payments to clients or reporting to U.S. authorities;

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the results of our review of our billing practices, including additional findings or amounts we may be required to reimburse clients, as well as potential consequences of such review, including damage to our client relationships or our reputation and adverse actions or penalties imposed by governmental authorities;

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our ability to expand our use of technology to enhance the efficiency, accuracy and reliability of our operations and our dependencies on information technology; to replace and consolidate systems, particularly those relying upon older technology, and to adequately incorporate resiliency and business continuity into our systems management; to implement robust management processes into our technology development and maintenance programs; and to control risks related to use of technology, including cyber-crime and inadvertent data disclosures;

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our ability to address threats to our information technology infrastructure and systems (including those of our third-party service providers), the effectiveness of our and our third party service providers' efforts to manage the resiliency of the systems on which we rely, controls regarding the access to, and integrity of, our and our clients' data, and complexities and costs of protecting the security of such systems and data;

•	the results of, and costs associated with, governmental or regulatory inquiries and investigations, litigation and similar claims, disputes, or civil or criminal proceedings;

•	changes or potential changes in the amount of compensation we receive from clients for our services, and the mix of services provided by us that clients choose;

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the large institutional clients on which we focus are often able to exert considerable market influence and have diverse investment activities, and this, combined with strong competitive market forces, subjects us to significant pressure to reduce the fees we charge, to potentially significant changes in our AUC/A or our AUM in the event of the acquisition or loss of a client, in whole or in part, and to potentially significant changes in our revenue in the event a client re-balances or changes its investment approach, re-directs assets to lower- or higher-fee asset classes or changes the mix of products or services that it receives from us;

•	the potential for losses arising from our investments in sponsored investment funds;

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the possibility that our clients will incur substantial losses in investment pools for which we act as agent, the possibility of significant reductions in the liquidity or valuation of assets underlying those pools and the potential that clients will seek to hold us liable for such losses; and the possibility that our clients or regulators will assert claims that our fees, with respect to such investment products, are not appropriate;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•	the credit agency ratings of our debt and depositary obligations and investor and client perceptions of our financial strength;

•	adverse publicity, whether specific to us or regarding other industry participants or industry-wide factors, or other reputational harm;

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our ability to control operational risks, data security breach risks and outsourcing risks, our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

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changes or potential changes to the competitive environment, due to, among other things, regulatory and technological changes, the effects of industry consolidation and perceptions of us, as a suitable service provider or counterparty;

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our ability to complete acquisitions, joint ventures and divestitures, including, without limitation, our ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

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the risks that our acquired businesses, including, without limitation, our acquisition of Charles River Development, and joint ventures will not achieve their anticipated financial, operational and product innovation benefits or will not be integrated successfully, or that the integration will take longer than anticipated; that expected synergies will not be achieved or unexpected negative synergies or liabilities will be experienced; that client and deposit retention goals will not be met; that other regulatory or operational challenges will be experienced; and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

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our ability to integrate Charles River Development's front office software solutions with our middle and back office capabilities to develop a front-to-middle-to-back office platform that is competitive, generates revenues in line with our expectations and meets our clients' requirements;

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our ability to recognize evolving needs of our clients and to develop products that are responsive to such trends and profitable to us; the performance of and demand for the products and services we offer; and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

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our ability to grow revenue, manage expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements and expectations;

•	changes in accounting standards and practices; and

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the impact of the U.S. tax legislation enacted in 2017, and changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2018 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.